CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

Ranger Funds Investment Trust:

We consent to the use of our report dated September 28, 2017, with respect to the financial statements and financial highlights of Ranger Small Cap Fund and Ranger Quest for Income and Growth Fund (collectively, the Funds), each a series of Ranger Funds Investment Trust as of July 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings”, and  “Financial Statements” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

November 21, 2017